UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

August 15, 2011 (August 12, 2011)

Date of report (Date of earliest event reported)

DOMTAR CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33164	20-5901152
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

395 de Maisonneuve Blvd. West

Montreal, Quebec

Canada H3A 1L6

(Address and zip code of principal executive offices)

(514) 848-5555

(Registrant’s telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report date)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 12, 2011, Domtar Corporation (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Attends Healthcare Holdings, LLC, a Delaware limited liability company (the “Seller”), and Attends Healthcare, Inc., a Delaware corporation (“Attends”), pursuant to which Domtar will acquire from the Seller all of the outstanding shares of capital stock of Attends for approximately $315 million in cash (including debt assumption and retirement), subject to certain closing and post-closing adjustments (collectively, the “Transaction”). Attends and its subsidiaries produce incontinence care products and washcloths marketed primarily under the Attends® brand name. The Seller is an affiliate of KPS Capital Partners, LP.

The Purchase Agreement contains customary representations, warranties, covenants, indemnifications and conditions. The Transaction is expected to close in the third quarter of 2011, subject to the receipt of regulatory approvals and the satisfaction of other customary closing conditions. There is no financing condition regarding the Company’s obligations under the Purchase Agreement.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2011.

On August 15, 2011, the Company issued a press release regarding the Transaction, a copy of which is attached as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Press release issued by Domtar Corporation, dated as of August 15, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMTAR CORPORATION

By:	/s/ Razvan L. Theodoru
Name: Title: Date:	Razvan L. Theodoru Vice-President, Corporate Law and Secretary August 15, 2011

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by Domtar Corporation, dated as of August 15, 2011.